EXHIBIT 10(vii)

Via Facsimile
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February 3, 1998

Dean Norris
MDI of Arizona
15229 N. 52nd Pl.
Scottsdale, AZ 85252

Fax: 494-8338

RE:  Offer for Independent Contractor Services

Dear Dean:

The following sets forth our mutual understanding upon which MDI of Arizona ("MDI") shall render independent contractor services to Renaissance International Group, Ltd., an Arizona corporation ("RIGL") in connection with the evaluation, management and marketing of medical practitioners for RIGL's management service organization network.

The term of this agreement will commence upon the date hereof and shall terminate on the 31st day of July, 1998 (the "Term"). On the first day of each month of the Term, RIGL shall pay to MDI a fee in the amount of $10,000 in consideration for MDI's services. Such services shall include, but shall not be limited to, locating and evaluating physician practices for purposes of inclusion into RIGL's management service organization network. In addition, MDI shall provide day to day management and marketing services to those physician practices which affiliate with RIGL's management service organization network.

RIGL shall provide MDI with a marketing budget of $12,500. RIGL shall have the right to pre-approve any expenditures with respect to this budget, and shall have the right to approve any marketing and advertising materials developed by MDI.

RIGL shall pay MDI's reasonable and necessary expenses up to $4,000 per month during the Term. All expenses must be pre-approved by RIGL and receipts must be submitted to RIGL to obtain reimbursement.

For each physician practice that MDI affiliates with the management service organization network, MDI shall receive 4,000 shares of common stock of RIGL, along with an additional fee of $500 per month. In the event that MDI is successful in affiliating at least thirty (30) physician practices with the management services organization network during the Term, RIGL shall purchase MDI for shares of common stock of RIGL at a price which shall be determined by a third party independent evaluation at the end of the Term. In the event RIGL purchases MDI, MDI's principals shall be offered employment contracts with RIGL on terms commensurate with those of other executives of RIGL.

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If the above terms set forth your understanding, please countersign below.
Once executed, this agreement shall constitute a legally binding contract between the parties hereto, and enforceable under the laws of the State of Arizona.

We look forward to working with you. If you have any questions, please do not hesitate to contact the undersigned.

In this we remain,

Renaissance International Group, Ltd.   Accepted and Agreed to:
                                        MDI of Arizona

     /s/ WILLIAM D. O'NEAL              /s/ DEAN NORRIS
per: --------------------------------   ---------------------------------
    William D. O'Neal, VP of Business   By:  Dean Norris
      Affairs/General Counsel           Its President